Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-128952 and 333-129776) on Form S-8 of AFP Imaging Corporation of our report dated October 14, 2008, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of AFP Imaging Corporation for the year ended June 30, 2008.  Our report dated October 14, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
New York, New York

October 14, 2008

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